UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 16, 2024

TMC THE METALS COMPANY INC.

(Exact name of registrant as specified in its charter)

British Columbia, Canada	001-39281	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

595 Howe Street, 10th Floor Vancouver, British Columbia	V6C 2T5
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (604) 631-3115

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
TMC Common Shares without par value	TMC	The Nasdaq Stock Market LLC
Redeemable warrants, each whole warrant exercisable for one TMC Common Share, each at an exercise price of $11.50 per share	TMCWW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 16, 2024, TMC the metals company Inc. (the “Company”) entered into a new employment agreement with Gerard Barron, the Company’s Chief Executive Officer and Chairman (the “Employment Agreement”) that replaced and superseded Mr. Barron’s existing employment agreement. Under the Employment Agreement, Mr. Barron’s annual base salary will be $750,000, and will be reviewed annually by the board of directors of the Company (the “Board”). Under the Employment Agreement, Mr. Barron will also be eligible for an annual cash bonus, based on achievement of individual performance objectives and achievement of certain company financial results as established by the Board, with the target amount of his annual bonus set at 75% of his base salary, payable at the discretion of the Board. In addition, in connection with entering into the Employment Agreement, the Company granted Mr. Barron a one-time signing bonus award of performance-based restricted stock units (the “Signing RSUs”) with respect to 20,000,000 of the Company’s common shares (“common shares”). The Signing RSUs will vest upon the common shares achieving the following closing prices per common share, based on the trailing 30-day average price (the “Closing Price”), on or prior to April 16, 2029, subject to Mr. Barron’s continued service with the Company on the applicable vesting date: one-third of the Signing RSUs vest on achievement of a Closing Price of $7.50; one-third of the Signing RSUs vest on achievement of a Closing Price of $10.00; and one-third of the Signing RSUs vest on achievement of a Closing Price of $12.50 (each subject to equitable adjustment for any stock splits, combinations, reclassifications, stock dividends and the like). Pursuant to the Employment Agreement, Mr. Barron has agreed not to sell any of the common shares issuable upon vesting of the Signing RSUs until after the fifth anniversary of entering into the Employment Agreement. In addition, under the Employment Agreement, Mr. Barron is eligible to participate in the Company’s benefit plans (and to receive reimbursement for certain health and medical expenses prior to the adoption of an applicable company plan). In addition, the Company will provide Mr. Barron with an additional amount equal to 10% of his base salary per year to be contributed to Mr. Barron’s retirement plan (the “Retirement Benefit”). Mr. Barron is also eligible to be considered for annual equity awards under the Company’s Long-Term Incentive Plan. The Employment Agreement has an initial term of one year and automatically renews for additional one-year terms unless employment is terminated by the Company or by Mr. Barron.

In the event that Mr. Barron’s employment is terminated without Cause (as defined in the Employment Agreement) or if Mr. Barron resigns for Good Reason (as defined in the Employment Agreement), or in the event that the Employment Agreement is not renewed by the Company at the end of any one-year term, Mr. Barron will receive: 18 months of base salary (including the pro rata portion of his Retirement Benefit); 18 months of additional vesting on outstanding equity awards (excluding the Signing RSUs); and a pro-rata bonus for the year of termination. In the event that, following a Change of Control (as defined in the Employment Agreement), Mr. Barron is terminated without Cause or resigns for Good Reason or in the event that the Employment Agreement is not renewed by the Company at the end of any one-year term, in each case, within 24 months following the Change of Control, Mr. Barron will be eligible to receive: 24 months of base salary, two times his then target annual bonus and the full vesting of outstanding equity awards (including the Signing RSUs).

The Company expects to ask the Company’s shareholders to approve on a non-binding advisory basis the compensation payable to Mr. Barron pursuant to the Employment Agreement at the upcoming 2024 annual and special meeting of shareholders of the Company expected to be held on Thursday, May 30, 2024 (the “2024 Annual and Special Meeting”). Please see the Company’s Definitive Proxy Statement on Schedule 14A with respect to the 2024 Annual and Special Meeting when available.

The foregoing is a summary of the Employment Agreement. This summary is qualified in its entirety by reference to the text of the Employment Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.	Description

10.1	Employment Agreement, dated April 16, 2024, by and between TMC the metals company Inc. and Gerard Barron.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TMC THE METALS COMPANY INC.

Date: April 18, 2024	By:	/s/ Craig Shesky
	Name:	Craig Shesky
	Title:	Chief Financial Officer